March 31, 2000

United Community Banks, Inc.
Post Office Box 398
59 Highway 515
Blairsville, Georgia 30512

         Re:      United Community Banks, Inc.
                  Registration Statement on Form S-3

Gentlemen:

         At your request, we have examined the Registration Statement on Form S-3 filed by United Community Banks, Inc. (the "Company"), a Georgia corporation, with the Securities and Exchange Commission with respect to the registration under the Securities Act of 1933, as amended, of a minimum of 350,000 shares and a maximum of 450,000 shares of common stock, par value $1.00 per share, of the Company (the "Common Stock"), to be sold to the public.

         As your counsel, and in connection with the preparation of the Registration Statement, we have examined the originals or copies of such documents, corporate records, certificates of public officials, officers of the Company and other instruments related to the authorization and issuance of the common stock as we deemed relevant or necessary for the opinions expressed herein. Based upon the foregoing, it is our opinion that the shares of common stock to be issued and sold by the Company to the public will be, upon issuance, sale and delivery in the manner and under the terms and conditions described in the Registration Statement, validly issued, fully paid and nonassessable.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name in the "Legal Matters" section of the Registration Statement, including the Prospectus constituting a part thereof, and any amendments thereto.

                                              Very truly yours,

                                              KILPATRICK STOCKTON LLP



                                              By: /s/ Richard R. Cheatham
                                                       Richard R. Cheatham,
                                                       a Partner